Exhibit 5.2

October 16, 2020

Flux Power Holdings, Inc.

2685 S. Melrose Drive

Vista, CA 92081

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the registration statement on Form S-3 (the “Registration Statement’) to be filed by Flux Power Holdings, Inc., a Nevada corporation (the “Company”) as of the date hereof, in connection with the registration for resale from time to time, on a continuous or delayed basis, of up to an aggregate of 1,141,250 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), owned by the selling shareholders identified in the Registration Statement to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and to which this opinion has been filed as an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We express no opinions other than as specifically set forth herein. We are opining solely on the applicable statutory provisions of the Nevada Revised Statutes and applicable judicial determinations in connection therewith. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not, herein, rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions. Furthermore, this opinion is furnished only to the Company, and is solely for the benefit of the Company. This letter may not be relied upon by any other person or entity for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person or entity for any purpose other than the Registration Statement and the transactions contemplated thereby without our prior written consent, which may be granted or withheld in our sole discretion.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder..

Very truly yours,

/s/ Lewis Brisbois Bisgaard & Smith LLP
Lewis Brisbois Bisgaard & Smith LLP

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